Exhibit 23.2

December 22, 2005

United States Securities and Exchange Commission

Washington, DC 20549

USA

Dear Sirs:

Re: Neoview Holdings Inc.

We consent to the reference to our Firm under the caption "Experts" and to the use of our reports dated June 30, 2005, in the Registration Statement (Form SB-2: File No. 333-122557) and related Prospectus of Neoview Holdings Inc. for the registration of 2,000,000 shares of its common stock.

Yours truly,

CHARTERED ACCOUNTANTS

A Member of Ernst & Young Global